EXHIBIT 10.31

13024 Ballantyne Corporate Place
Harris Building Suite 900
Charlotte, NC 28277
(704) 554-1421

December 13, 2013

Michael A. Warehime
Snyder’s-Lance, Inc.
1250 York Street
Hanover, PA 17331

Re: Compensation

Dear Mike,

This is to confirm that the Agreement and Plan of Merger dated as of July 21, 2010, as amended, among Lance, Inc., Lima Merger Corp. and Snyder’s of Hanover, Inc., is hereby further amended to provide that your annual compensation for serving as Chairman of the Board of Snyder’s-Lance, Inc. for 2014 be the same as provided in the Agreement and Plan of Merger, as amended, and as modified and specified in the letters dated February 9, 2012 and February 8, 2013 to you from David V. Singer.

Very truly yours,

/s/ Carl E. Lee, Jr.

Carl E. Lee, Jr.
President and Chief Executive Officer